STOCK PURCHASE AGREEMENT

among

SOLAR THIN FILMS, INC.

ZOLTAN KISS

GREGORY JOSEPH KISS

and

MARIA GABRIELLA KISS

dated as of August 12, 2008

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of August 12, 2008 (the “Agreement”), by and among SOLAR THIN FILMS, INC., a Delaware corporation (the “Company”), and ZOLTAN KISS, an individual (“Z. Kiss”), GREGORY JOSEPH KISS, an individual (“G. Kiss”), MARIA GABRIELLA KISS, an individual (“M. Kiss”), and STEVEN H. GIFIS, an individual (“Gifis”). Z. Kiss, G. Kiss and M. Kiss are hereinafter sometimes individually referred to as a “Seller” and collectively, as the “Sellers” and Gifis is hereinafter sometimes referred to as the “Sellers’ Agent.” The Company and any person, firm or corporation designated by the Company on or prior to the Closing Date to purchase all or a portion of the “Subject Shares” (as hereinafter defined) from the Sellers is hereinafter referred to as the “Buyer.” The Buyer, the Sellers and the Sellers’ Agent are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties.”

Subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to the Buyer, an aggregate of Eighteen Million (18,000,000) shares (the “Subject Shares”) of common stock, $.01 par value per share of the Company (the “Common Stock”).

Accordingly, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1.   Purchase and Sale of the Subject Shares.

(a) Stock Ownership and Certain Transfers and Sales. As at the date of this Agreement (i) Z. Kiss is the record and beneficial owner of 10,951,575 shares of Common Stock of the Company; (ii) G. Kiss is the record and beneficial owner of 4,050,000 shares of Common Stock of the Company, and (iii) M. Kiss is the record and beneficial owner of 5,092,000 shares of Common Stock of the Company. Prior to the Closing Date, Z. Kiss shall transfer 951,575 shares of Common Stock of the Company to Steven H. Gifis to settle indebtedness owed by Z. Kiss to F.A. Voight & Associates, L.P. (“Voight”). In addition, prior or subsequent to the Closing Date, (A) G. Kiss will undertake to sell in prevailing market transactions, an aggregate of 50,000 shares of Company Common Stock, (B) M. Kiss will undertake to sell in prevailing market transactions, an aggregate of 92,000 shares of Company Common Stock, and (C) Steven Gifis will (on behalf of Voight) undertake to sell in prevailing market transactions, an aggregate of 500,000 shares of Company Common Stock; which transfer and all of which sales are agreed to by the Company. As a result of the foregoing transfer and sales, on the Closing Date, (x) Z. Kiss shall be the record and beneficial owner of not less than 10,000,000 shares of Common Stock of the Company, (y) G. Kiss shall be the owner of not less than 4,000,000 shares of Common Stock of the Company, and (z) M. Kiss shall be the owner of not less than 5,000,000 shares of Common Stock of the Company. In addition, Nadja Kiss, the wife of Z. Kiss is the record and beneficial owner of 1,050,000 shares of Common Stock of the Company which shares are not subject to the terms and conditions of this Agreement.

(b) Sale of the Subject Shares. On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 1.5 hereof, each Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, transferred or delivered, to the Buyer and/or pursuant to the “Financing” hereinafter described, designees of the Buyer, and the Buyer and/or its designees shall purchase, acquire and accept delivery of, all of the Subject Shares owned of record or beneficially by such Seller as are set forth below in this Section 1.1.

Name of Seller	Number of Subject Shares to be Sold
Z. Kiss	10,000,000 Subject Shares
G. Kiss	4,000,000 Subject Shares
M. Kiss	4,000,000 Subject Shares

(c) Ownership After Sale of the Subject Shares. The 10,000,000 Subject Shares to be sold by Z. Kiss shall constitute 100% of the issued and outstanding shares of capital stock of the Company that shall be owned of record and beneficially by Z. Kiss as at the Closing Date. After giving effect to the sale and purchase of the 4,000,000 Subject Shares to be sold by G. Kiss and the 4,000,000 Subject Shares to be sold by M. Kiss, such Parties shall be the record and beneficially of not more than 50,000 and 1,000,000 shares of Company Common Stock, respectively. In addition, 451,575 shares of Company Common Stock shall be retained by Steven Gifis.

(d) Absence of Liens. On the Closing Date, the Sellers shall deliver to the Buyer all of the 18,000,000 Subject Shares, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, or other encumbrances whatsoever (collectively, “Liens”).

(e) Deliveries. To effect the transfers contemplated by the Section 1.1, at the Closing, each Seller shall deliver or cause to be delivered to the Buyer, against payment therefor in accordance with Section 1.3 hereof, stock certificates representing all, and not less than all, the Subject Shares in the amounts set forth opposite the name of such Seller in Section 1.1(a) above; in each case, accompanied by stock powers duly executed in blank and with the signatures of the record holders guaranteed by a national bank or member firm of the New York Stock Exchange.

1.2.    Cancellation of Options. On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 1.5 hereof, each unexercised option, warrant or other right that any of the Sellers may have to acquire shares of Common Stock of the Company (each an “Option”), whether vested, unvested, exercisable or otherwise, shall be cancelled and rendered null and void, ab initio.

1.3.    Payment for Subject Shares.

(a) As payment in full for the Subject Shares being sold by the Sellers hereunder and payment in full of any consideration payable under Section 1.2 above in respect of cancelled Options, the Buyer or its designees shall pay, in the manner set forth in this Section 1.3, a price per share equivalent to Forty One and 139/1000 ($0.4139) cents (the “Per Share Price”), or an aggregate of Seven Million Four Hundred and Fifty Thousand and Two Hundred ($7,450,200) for all of the Subject Shares (the “Purchase Price”). Such Purchase Price, less the $434,315 cash portion of the “Settlement Payment” referred to in Section 1.4 below (which shall be paid by Z. Kiss), shall be allocated and payable to each Seller in the pro-rata amounts set forth below:

Name of Seller	Amount of Purchase Price
Z. Kiss	$3,704,685
G. Kiss	$1,655,600
M. Kiss	$1,655,600

(b) At the Closing, the $7,450,200 Purchase Price, less the $434,315 cash portion of the Settlement Payment referred to in Section 1.4 below, shall be paid to each of the Sellers in the amounts specified in Section 1.3(a) above, by wire transfer or official certified bank check of immediately available funds to one or more bank accounts specified by each Seller in writing at least three (3) Business Days prior to the Closing Date. As used herein, the term “Business Day” shall mean any day, other than a Saturday or a Sunday or other day on which banks in New York, New York are authorized or required by law to close.

1.4.    RESI Debt and Settlement Payment.

(a) The Parties hereto acknowledge that Renewable Energy Solutions, Inc., an Affiliate of Z. Kiss (“RESI”), is currently indebted to the Company or its Subsidiary in the amount of $1,331,863 (the “RESI Debt”). On the Closing Date, pursuant to the Strategic Alliance Agreement (as that term is hereinafter defined), the parties thereto have, inter alia, agreed to settle the RESI Debt as at the Closing Date, as follows:

(i) Z. Kiss shall pay to the Company (out of the proceeds received by him from the sale of his 10,000,000 Subject Shares) the aggregate sum of $434,315 (the “Settlement Payment”);

(ii) Z. Kiss shall cause RESI to transfer to the Company an aggregate number of shares of CG Solar, formerly known as Weihai Blue Star Terra Photovoltaic Company, a corporation organized under the laws of the People’s Republic of China (“CG Solar”) representing five (5%) of the issued and outstanding capital shares of CG Solar, and having an agreed upon value of $500,000; and

(iii) the remaining $397,548 would be paid to the Company directly by CG Solar, but shall be guaranteed as to payment by Amelio.

(b) On the Closing Date, each of the Company, RESI, Amelio and Z. Kiss shall execute and deliver the Strategic Alliance Agreement in the form attached hereto as Exhibit A and made a part hereof.

1.5.    Closing Date, Time and Place.

(a) Subject to the terms and conditions hereof, the closing (the “Closing”) of the purchase and sale of the Subject Shares shall be held at the offices of Hodgson Russ, LLP, 1540 Broadway, New York, New York, 10036, counsel to the Company, at 10:00 a.m., on the Business Day after the conditions to Closing shall have been satisfied or waived (or such other date and time as the Parties may mutually agree). The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Subject to the terms and conditions hereof, at the Closing:

(i) Subject to Section 1.5(b)(ii), each Seller will deliver the certificates representing the Subject Shares owned by such Seller being purchased hereunder, accompanied by stock powers or other instruments of transfer or assignment, dated the Closing Date, and duly endorsed in blank;

(ii) Each Seller owning Subject Shares represented by a certificate which has been lost, stolen or destroyed, shall deliver an affidavit of such Seller stating that such certificate has been lost, stolen or destroyed, and such other documentation (including an indemnity, in form and substance satisfactory to the Company, against any claim that may be made against the Company with respect to such certificate) that the Company shall require, and shall deliver an instrument of transfer or assignment, dated the Closing date, and duly endorsed in blank, with respect to the Subject Shares formerly represented by such lost, stolen or destroyed certificate;

(iii) Each Option shall be cancelled; and

(c) The Buyer will remit or cause to be remitted the Purchase Price less the Settlement Payment in the manner provided in Section 1.3(b) above.

1.6.         Kiss Group Releases. Each of the Sellers acknowledge and agree that, as a material inducement to cause each of the Sellers to sell the Subject Shares to the Buyer, Z. Kiss, Amelio and RESI have negotiated and entered into the Strategic Alliance Agreement, which shall become effective as at the Closing Date and consummation of the sale of the Subject Shares to the Buyer. By reason of the fact that the transactions contemplated by such Strategic Alliance Agreement and this Agreement are intended to settle all potential claims and disputes among the Parties and their respective Affiliates as at the Closing Date and permits Amelio, RESI and its Affiliates to engage in business activities that may be competitive with the business activities of the Company and its Subsidiaries, each of the Sellers do hereby agree that, as at the Closing Date, such Sellers, RESI, Amelio and all of their respective Affiliates (collectively, the “Kiss Group”) shall jointly and severally irrevocably waive and release the Company and each of its Subsidiaries from all claims, causes of action, demands, costs, expenses or other obligations (collectively, “Claims”) that any one or more members of the Kiss Group may individually or collectively have as at the Closing Date against the Company and any of its Subsidiaries, whether in their capacities as shareholders or officers of the Company or as contracting parties with or consultants to the Company, and shall release the Company and each of its Subsidiaries from all such Claims, except only with respect to (a) the obligations of the Company and its Subsidiaries under the Strategic Alliance Agreement, and (b) the rights that G. Kiss, M. Kiss and Nadja Kiss may have following the Closing Date with respect to the maximum of 2,555, 000 shares of Company Common Stock that such Persons, solely in their capacities as stockholders, will retain in the Company following the Closing Date. On the Closing Date, each of the Sellers, Amelio and RESI shall execute and deliver to the Buyer the general releases in the form of Exhibit B-1 annexed hereto and made a part hereof (the “Kiss Group Releases”).

1.7.         Company Group Releases. The Company acknowledges and agrees that, as a material inducement to cause the Company to enter into this Agreement to purchase the Subject Shares, Z. Kiss, Amelio and RESI have negotiated and entered into the Strategic Alliance Agreement. The Company does hereby agree that, as at the Closing Date, the Company and each of its Subsidiaries (collectively, the “Company Group”) shall jointly and severally irrevocably waive and release the Kiss Group from all Claims, causes of action, demands, costs, expenses or other obligations (collectively, “Claims”) that any one or more of the Company Group may individually or collectively have against any member of the Kiss Group as at the Closing Date, and shall release the Kiss Group from all such Claims, except only with respect to (a) the obligations of the Kiss Group under the Strategic Alliance Agreement and any Exhibits thereto, and (b) the obligations under the Lockup Agreements and other Transaction Documents. On the Closing Date, each of the Company and its Subsidiaries shall execute and deliver to the Kiss Group the general releases in the form of Exhibit B-2 annexed hereto and made a part hereof (the “Company Group Releases”).

1.8.         Expenses. Each of the Parties hereto shall pay such Party's Transaction Express in connection with this Agreement, other than as a result of the breach hereof by any other party hereto.

1.9          Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by mutual consent of the Sellers (acting together or through the Seller’s Agent hereinafter described) and the Company;

(b) by the Sellers or the Company, if any of the conditions specified in Section 4.4 shall not have been satisfied by 5:00 P.M. (Eastern Standard Time) on November 30, 2008 (the “Outside Closing Date”); provided, however, that (i) such Outside Closing Date may be extended by mutual agreement of the Company and the Sellers’ Agent (as hereinafter defined), and (ii) if the Company’s registration statement on Form S-1 has not been declared effective by the Securities and Exchange Commission by the above November 30, 2008 Outside Closing Date, if the Sellers’ Agent shall receive reasonable assurances from Maxim Group LLC or other investment banking firm underwriting securities on behalf of the Company and the Sellers in the “Financing”, as described in Section 4.4(a)(i) of this Agreement, that in their judgment such Financing will be consummated, the Sellers’ Agent shall extend the Outside Closing Date to January 31, 2009.

(c) by the Company or the Sellers, if the Company shall be unable to obtain by the Outside Closing Date, a minimum $10,000,000 of “Financing”, as hereinafter defined and described in Section 4.4(a)(i) of this Agreement and subject at all times to the provisions of Section 4.4(a)(i) of this Agreement;

(d) by the Company, in the event of the breach of any material representation and warranty of the Sellers contained herein;

(f) by the Sellers, in the event of the breach of any material representation and warranty of the Company contained herein;

(g) by either the Company or by the Sellers upon the failure of the satisfaction of a condition the obligations of the other Party or Parties to perform all material obligations and conditions on their part to be performed under this Agreement on or before the Closing Date and consummate the transactions contemplated hereby, all as set forth in Section 4.4 herein, provided, however, that a Party seeking to so terminate this Agreement pursuant to this Section 1.9 (g) shall have made a good faith effort to satisfy any condition precedent on its or their part to be performed;

1.10        Rights of Non-Breaching Party.

(a) A Party terminating this Agreement pursuant to this Section shall give written notice thereof to the other Party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any Party; provided, however, that if such termination is the result of a breach of this Agreement by the other Party or Parties, nothing herein shall affect the non-breaching Party’s right to monetary damages on account of such other Party’s breach.

(b) In addition to the foregoing, if any member of the Kiss Group fails or refuses to perform its agreements and obligations required to be performed by them on or before the Closing Date under this Agreement, the Strategic Alliance Agreement or other Transaction Document, the Parties hereto agree that the Company would have no adequate remedy at law. Accordingly, the Company or the Buyer may apply to and obtain such equitable relief, including specific performance of this Agreement, the Strategic Alliance Agreement or other Transaction Document as any court of competent jurisdiction may deem proper and appropriate in the circumstances.

1.11        Definitions. Unless otherwise separately defined herein, all capitalized terms when used in this Agreement shall have the same meaning as is defined in Article V hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATING TO
EACH SELLER AND THE SUBJECT SHARES

Each Seller, jointly and severally, represents and warrants to Buyer, as follows:

2.1.         Authorization; No Conflicts.

(a) Each Seller has the legal right and capacity to execute and deliver this Agreement, the “Strategic Alliance Agreement” described below, the “Lockup Agreements” described below, and each other agreement, document or instrument executed or to be executed by such Seller in connection herewith (collectively, the “Transaction Documents”), and to perform such Seller’s respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents by such Seller have been duly authorized by all necessary action on the part of such Seller.

(b) All of the Subject Shares shall be delivered to the Buyer free and clear of all Liens.

(c) There are no options, agreements (written or oral) or other rights granted by any of the Sellers to any third party to purchase or receive any of the Subject Shares.

(d) The execution, delivery and performance of this Agreement and the Transaction Documents by such Seller does not and will not (i) violate any applicable statue, law, ordinance, rule or regulation of any governmental authority or instrumentality, domestic or foreign (“Applicable Law”), (ii) conflict with or violate any order, judgment, injunction, award or decree (“Binding Order”) binding upon such Seller, or (iii) result in the creation or imposition of any Lien upon any of the Subject Shares.

2.2.         Execution; Delivery; Enforceability. This Agreement has been, and the Transaction Documents to which any Seller is a party will be, duly executed and delivered by such Seller and, when duly executed and delivered by the other Parties hereto and the other parties thereto, will constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and except for equitable remedies.

2.3.         Ownership of Company Common Stock.  As at the date of this Agreement and as at the Closing Date, each of the Sellers are and shall be the record and beneficial owner of the number of shares of Common Stock of the Company set forth in Section 1.1(a) of this Agreement.

2.4.        Title to the Subject Shares. Each Seller has good, valid and marketable title to his or her Subject Shares as set forth next to such Seller’s name in Section 1.1(a), free and clear of all Liens, except for restrictions on transfer as may be imposed under federal or state securities laws.

2.4          Brokers. Except for the payment of approximately $250,000 to Steven Gifis, or his Affiliate, none of the Sellers is subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement or the other Transaction Documents. On the Closing Date, the Sellers shall pay or cause to be paid the aforesaid $250,000 to Steven Gifis or his Affiliate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND
THE BUYER

The Company, on behalf of itself and any other Buyer, does hereby represent and warrant to the Sellers as follows:

3.1.         Organization. Each of the Company and any other Buyer of the Subject Shares as at the Closing Date (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (b) has the requisite power and authority to carry on its business as presently conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2.         Authorization and Enforceability. The Company and any other Buyer of the Subject Shares as at the Closing Date has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Transaction Documents by the Company and any other Buyer of the Subject Shares as at the Closing Date has, or at the Closing Date will have, been duly authorized by all necessary corporate action on the part of such Buyer. This Agreement has been, and the Transaction Documents will be, duly executed and delivered by the Company and, when duly executed and delivered by the other Parties hereto and thereto, will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and except for equitable remedies.

3.3.         No Conflicts; Consents. (a) Except as set forth on Schedule 3.3(a), the execution, delivery and performance by the Company of this Agreement and the Transaction Documents do not and will not (i) violate any Applicable Law, (ii) conflict with or violate any Binding Order binding upon the Company or any Subsidiary, (iii) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or any Subsidiary, (iv) constitute a default in any material respect, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary, or any license, franchise, permit or other similar authorization held by the Company, or (v) result in the creation or imposition of any Lien upon any of the assets of the Company or any Subsidiary.

(b) Except as set forth on Schedule 3.3(b), the execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby do not require any consent, approval, license, permit, order or authorization (“Consent”) from, or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or any third party, except for (i) compliance with filings and notifications under applicable Environmental Laws, (ii) any Consent or filing that Buyer is required to obtain or make, and (iii) Consents and filings which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

3.4.         Capitalization.

(a) The Company. The authorized capital stock of the Company consists of: (i) 150,000,000 shares, $0.01 par value per share, of Common Stock of which 57,607,601 shares of Common Stock are issued and outstanding, (ii) 1,200,000 shares, $0.01 par value per share, of Preferred Stock of which no shares are issued and outstanding, (iii) 1,000,000 shares, $0.01 par value per share, of Series B-1 Preferred Stock of which 228,652 shares are issued and outstanding, (iv) 232,500 shares, $0.01 par value per share, of Series B-3 Preferred Stock of which 47,518 shares are issued and outstanding, and (v) 1,000,000 shares, $0.01 par value per share, of Series B-4 Preferred Stock of which no shares are issued and outstanding. Except as listed on Schedule 3.4(a), there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other binding commitments pursuant to which the Company is obligated to issue, deliver or sell, or purchase, redeem or otherwise acquire any shares of capital stock of the Company.

(b) Subsidiaries. Schedule 3.4(b) sets forth for each Subsidiary the amount of its authorized capital stock, partnership interests, membership interests or other equity interests, as applicable, the amount of its outstanding equity interests and the record and beneficial owners of its outstanding equity interests, and the Company, directly or through one or more of the other Subsidiaries, has good and valid title to such equity interests, free and clear of all Liens, except as set forth on Schedule 3.4(b). Except for its interests in the Subsidiaries and except for the ownership interests set forth on Schedule 3.4(b), the Company does not own, directly or indirectly, any equity interest in, any Person and has not entered into any agreement or other legal commitment to purchase any equity interest in any Person. All the outstanding equity interests of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.4(b), there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other binding commitments pursuant to which any Subsidiary is obligated to issue, deliver or sell, or purchase, redeem or otherwise acquire any equity interests of such Subsidiary.

3.5.         Public Filings.

(a) The Sellers have access to, or the Company has made available to the Sellers, copies of all annual and periodic reports, including Form 10K-SB, Form 10Q and Form 8-K that have been filed by the Company with the Securities and Exchange Commission (“SEC”) under the Securities and Exchange Act of 1934, as amended (the “34 Act”) and all proxy statements filed under Rule 14A of the 34 Act since 2005 (collectively, the “SEC Filings”). All of such SEC Filings are true and correct in all material respects, contain all material information required to be set forth therein and do not omit any information that are required to make the statements contained therein not misleading.

3.6.         Litigation. Except as set forth on Schedule 3.6, there are no Binding Orders, lawsuits, proceedings, investigations or claims pending against the Company or any Subsidiary. To the Knowledge of the Company, Schedule 3.6 also sets forth all Binding Orders, lawsuits, proceedings, investigations or claims threatened against the Company or any Subsidiary, or any of their properties, assets, operations or business, which would reasonably be expected to have a Material Adverse Effect other than such lawsuits, claims, proceedings or investigations as are fully covered (subject to deductibles, co-payments, retentions, policy limits and the like) by insurance. Neither the Company nor any Subsidiary is in default under any Binding Order. There are no Binding Orders, lawsuits, proceedings, investigations or claims pending, or to the Knowledge of the Company threatened, against the Company or any Subsidiary that challenge the legality of this Agreement or any action to be taken in connection herewith.

3.7.         Brokers. Neither the Company nor any Subsidiary is subject to any valid claim of any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.

3.8         Purchase for Investment; Exempt Transaction; Independent Evaluation. Buyer is acquiring the Subject Shares for investment purposes only, for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws of any jurisdiction. Buyer understands and acknowledges that it is purchasing the Subject Shares in a transaction exempt from the registration requirements of Section 5 under the Securities Act. By reason of its business or financial experience, Buyer has the capacity to protect its interests in connection with the transactions contemplated by this Agreement and has conducted an independent investigation, analysis and evaluation of the Company and the Subsidiaries and their properties, assets, business and financial condition.

ARTICLE IV

COVENANTS AND AGREEMENTS OF THE PARTIES

4.1.        Confidentiality; Press Releases. (a) Except as required by law or legal process, each of the Sellers, on one hand, and the Company, on the other hand, shall, and shall cause each of its Affiliates and each of the respective directors, officers, employees, agents, advisors and representatives (“Representatives”) to, (i) maintain in confidence any and all information concerning the Kiss Group or the Company and its Subsidiaries provided to any one or more Parties by the other Party or Parties or their respective Representatives, or otherwise learned by them in the course of the negotiation of this Agreement and the transactions contemplated hereby and by the Strategic Alliance Agreement, and (ii) disclose such information only to Persons which are under the control of the Sellers or the Buyer or an Affiliate thereof, to third parties serving as legal, accounting, environmental, insurance or investment advisors or to the Company or its investment banker or investors (who have executed appropriate confidentiality agreements); provided, however, that such disclosure shall be limited to entities, parties and their personnel whose duties justify their need to review and know such information for the purpose of (i) the negotiation of this Agreement, (ii) the providing of financing to the Company to enable it to pay the Purchase Price, and (iii) the preparation of any registration statement or private placement memorandum in respect of such financing.

(b) It is understood that neither the Kiss Group on one hand or the Company Group on the other hand, nor any of their Affiliates shall have any liability hereunder for disclosure of any such information which (i) can be shown to have been in the public domain other than as a result of a disclosure by a Party or any of their respective Affiliates, or any Representative thereof, (ii) was previously known to a Party hereto or their Affiliates, or (iii) was later acquired by a Party from other sources, provided such sources are not known by such Party after due inquiry to be bound by any confidentiality agreement with any Party hereto or any affiliate thereof. In the event that any Party or any of their respective Affiliates, or any Representative thereof, is legally compelled to disclose any of such information, such Party, will (x) give prompt notice thereof to the other Party or Parties to enable the Party being notified at their cost to seek an appropriate protective order and (y) furnish only such portion of such information as is legally required to be disclosed and use its reasonable efforts to obtain a protective order or other reliable assurances that confidential treatment will be accorded such information.

(c) Each of the Kiss Group, on the one hand, and Company Group, on the other hand, agree that neither they nor their Affiliates will make any statement to the press, press release or other public announcement regarding this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby prior to the Closing Date unless the text and time of the release of any such statement has been approved by the other Party or Parties or their respective legal counsel, except where such disclosure is required pursuant to Applicable Law (in which case such Party will consult with the other Party regarding any such public statements prior to disclosure to the extent feasible). The Parties hereto and their respective Affiliates agree to consult with each other prior to any press release or other public announcement by them or their Affiliates relating to this Agreement in connection with the Closing of the transactions contemplated hereby and agree that such press release or announcement will not be made prior to such consultation.

4.2.         Termination of Prior Agreements. Effective as of the Closing, except for the Strategic Alliance Agreement, the Lockup Agreements and each of the Transaction Documents, each of the Company Group and the Kiss Group do hereby agree to terminate each of the (a) the Cooperative R&D Contract, dated December 19, 2006 (the “R&D Contract”) between RESI and the Company; (b) the Marketing and Manufacturing Facility Turn On Function Contract, dated January 30, 2007 ( the “Marketing and Turn-On Contract”) between RESI and the Company; (c) the consulting agreement, dated _______________ between the Company and Z. Kiss (the “Kiss Consulting Agreement”), and (d) all other agreements and understandings among Z. Kiss, RESI, Amelio, the Company and each of its Subsidiaries, written or oral, that may exist as at the Closing Date. (collectively, the “Prior Agreements”); all of which Prior Agreements shall be deemed to be null and void as at the Closing Date.

4.3.         Payment of Certain Taxes. The Sellers shall be solely responsible to pay all income, capital gains, transfer and other taxes relating to the sale of the Subject Shares and the other transactions contemplated by this Agreement.

4.4.         Conditions to Closing.

(a) The Buyer. The Buyer’s obligation to purchase the Subject Shares under this Agreement are subject to the satisfaction, on or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Company on or prior to the Closing:

(i) The Company shall have consummated the Financing (as that term is hereinafter defined); provided, that although the Company agrees to make good faith efforts to obtain the requisite Financing contemplated hereby as soon as reasonably practicable, nothing contained in this Agreement or in any other Transaction Document, express or implied, shall require the Company to issue any previously authorized and unissued securities of the Company in connection with any Financing that either (A) provides for at a per share price for shares of Company Common Stock that is lower than $3.30 per share, or a conversion price or exercise price of any convertible Company securities or warrants that is lower than $3.30 per share, or (B) contains other terms and conditions that are not otherwise acceptable to the board of directors of the Company in the exercise of its sole discretion. In such connection, each of the Sellers shall cooperate with the Company in connection with the Financing, including acting as selling shareholders in a registered sale of the Subject Shares in the Financing; provided, that except for the accurate listing of their names and number of Subject Shares to be sold by the Sellers in such registration statement, the Sellers shall not incur any other statutory liability under the Securities Act of 1933, as amended, and the Company shall indemnify, defend and hold harmless each of the Sellers from and against any such liability, to the fullest extent provided by law.

(ii) Each of the Kiss Group who are parties to the Strategic Alliance Agreement shall have executed and delivered such Strategic Alliance Agreement.

(iii) Each of G. Kiss, M. Kiss, Nadja Kiss and Steven H. Gifis shall have executed and delivered the Lock-up Agreement in the form of Exhibit C annexed hereto and made a part hereof.

(iv) Each of the members of the Kiss Group shall have executed and delivered the Kiss Group Releases in the form of Exhibit B-1 annexed hereto and made a part hereof.

(v) Z. Kiss, RESI and Amelio shall have entered into the Non-Competition and Non-Solicitation Agreement; which Non-Competition and Non-Solicitation Agreement shall (A) contain non-competition and non-solicitation covenants and agreements of each of Z. Kiss, RESI and their Affiliates, (B) acknowledge this Agreement, the Purchase Price paid hereunder and that the non-competition and non-solicitation covenants and agreements of Z. Kiss contained therein are a material inducement to cause the Buyer to purchase or arrange for the purchase of the Subject Shares pursuant to this Agreement; (C) name the Buyer as an express third party beneficiary of such non-competition and non-solicitation covenants and agreements with all of the rights to enforce the same that are otherwise available to Amelio; and (D) be in form and content (as to such non-competition covenants and agreements and the Buyer’s rights with respect thereto) as shall be satisfactory to the Buyer, in the exercise of its sole discretion.

(vi) Each of the Sellers shall have delivered a closing certificate concerning their representations and warranties and such other matters in form and substance reasonably satisfactory to the Company and its legal counsel.

(vii) Each of the Sellers shall deliver or cause to be delivered to the Buyer, against payment therefor in accordance with Section 1.3 hereof, stock certificates representing all, and not less than all, the Subject Shares in the amounts set forth opposite the name of such Seller in Section 1.1(a) above; in each case, accompanied by stock powers duly executed in blank and with the signatures of the record holders guaranteed by a national bank or member firm of the New York Stock Exchange.

(b) The Sellers. The Sellers obligation to sell and deliver the Subject Shares under this Agreement are subject to the satisfaction, on or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Seller’s Agent on or prior to the Closing.

(i) The Company shall have paid to each of the Sellers their allocable share of the Purchase Price for the Subject Shares as contemplated by Section 1.3(a) of this Agreement.

(ii) Each of the Company Group who are parties to the Strategic Alliance Agreement shall have executed and delivered such Strategic Alliance Agreement;

(iii) Each of the members of the Company Group shall have executed and delivered the Company Group Releases in the form of Exhibit B-2 annexed hereto and made a part hereof.

(1v) The Company shall have delivered a closing certificate concerning their representations and warranties and such other matters in form and substance reasonably satisfactory to the Company and its legal counsel.

4.5.         Sellers’ Agent. (a) Each Seller hereby irrevocably appoints Steven H. Gifis as the sole representative (the “Sellers’ Agent”) of such Seller to act as the agent on behalf of such Seller for all purposes under this Agreement, including for the purposes of: (i) acceptance of the pro rata portions of the Purchase Price payable to the Sellers and any other amounts payable to each Seller under this Agreement or any Transaction Document and delivery of wire instructions to Buyer in connection therewith; (ii) determining whether the conditions to closing have been satisfied and supervising the Closing, including waiving any such condition if Sellers’ Agent, in his sole discretion, determines that such waiver is appropriate; (iii) taking any action that may be necessary or desirable, as determined by Sellers’ Agent in his sole discretion, in connection with the termination of this Agreement and the other Transaction Documents; (iv) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Agent in his sole discretion, in connection with any amendment of this Agreement or any waiver of any of the provisions of this Agreement; (v) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Agent in his sole discretion, in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; (vi) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Agent in his sole discretion, in connection with indemnification under Article V; (vii) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Agent in his sole discretion, in connection with enforcement or termination of the Prior Agreements; (viii) accepting notices on behalf of each Seller; (ix) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Agent in his sole discretion, in connection with the payment of the costs and expenses of the Sellers incurred hereunder; (x) delivering or causing to be delivered to Buyer at the Closing certificates representing the Subject Shares to be sold by such Seller hereunder; (xi) executing and delivering, in Sellers’ Agent’s capacity as the representative of such Seller, any and all notices, documents or certificates to be executed by Sellers’ Agent, on behalf of such Seller, in connection with this Agreement and the transactions contemplated hereby; (xii) granting any consent or approval on behalf of such Seller under this Agreement; and (xiii) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Agent in his sole discretion in connection with, and dealing with any other issues relating to, this Agreement or any Transaction Document. As the representative of Sellers, Sellers’ Agent shall act as the agent for all such Persons, shall have authority to bind each such Person in accordance with this Agreement, and Buyer may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon five (5) days’ prior written notice to Buyer.

(b) Each Seller hereby irrevocably appoints Sellers’ Agent as such Seller’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller’s Subject Shares as fully to all intents and purposes as such Seller might or could do in Person, including, without limitation, to extend the Outside Closing Date to such date as the Sellers’ Agent deems appropriate.

4.6.         Reasonable Efforts. On and after the Closing, the Company shall, and shall cause each of its Subsidiaries and the Company’s and its Subsidiaries’ management to, take all actions as shall be reasonably requested by the Sellers’ Agent in connection with carrying out the agreements and provisions contemplated hereby, including but not limited to any actions requested to be taken or omitted with respect to Article IV hereof.

4.7          Sale of Certain Shares. Following the expiration of the 180 day period under the Lock-Up Agreement, each of G. Kiss, M. Kiss, Nadja Kiss and Steven H. Gifis shall have the right to publicly or privately sell their shares of Company Common Stock under the applicable provisions of Rule 144, as promulgated under the Securities Act of 1933, as amended.

4.8          Failure to Sell or Purchase the Subject Shares. In the event that the Company shall fail to consummate the Financing or otherwise purchase the Subject Shares by the Outside Closing Date (as the same may be extended pursuant to this Agreement), then and in such event each of the Sellers shall have the right to publicly or privately sell all of the Subject Shares under the applicable provisions of Rule 144, as promulgated under the Securities Act of 1933, as amended.

ARTICLE V

ADDITIONAL DEFINITIONS

As used in this Agreement, capitalized terms not otherwise defined herein, shall have the meanings as are defined in this Article V.

Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that any full-time employee of the Company or any of its Subsidiaries (including officers) who is not otherwise Affiliated with or has any another business or financial relationship with any of the Sellers or their Affiliates (excluding his or her employment with the Company or its Subsidiaries) shall not, for purposes of this Agreement, be deemed to be an Affiliate of the Sellers.

Amelio. The term “Amelio” shall mean Amelio Solar, Inc., a Delaware corporation.

Financing.  The term “Financing” shall mean the public or private sale of $10,000,000 or more of units of securities (the “Units”) consisting of shares of Company Common Stock and/or warrants to purchase Company Common Stock, but which Financing shall include (a) the sale of all or a portion of the 18,000,000 Subject Shares for the account of the Sellers, and (b) the sale of additional shares of Common Stock for the Company.

Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

Knowledge of the Sellers. The term “Knowledge of the Sellers” or any derivative thereof shall refer only to the actual knowledge of the Sellers or any one of them.

Material Adverse Effect. The term “Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its Subsidiaries, when taken as a consolidated whole, other than with respect to any adverse effects which, directly or indirectly, relate to or result from (a) public or industry knowledge regarding the transactions contemplated by this Agreement or (b) past, existing or prospective economic, regulatory or other conditions generally affecting the industries and markets in which the Company and the Subsidiaries compete.

Non-Competition and Non-Solicitation Agreement. The term “Non-Competition and Non-Solicitation Agreement” shall mean the non-competition and non-solicitation agreement, to be dated as at the Closing Date, among Amelio, Z. Kiss and RESI, and which shall incorporate the concepts and provisions of Section 4.1(a)(iv) of this Agreement in a manner satisfactory to the Buyer.

Person. The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

Strategic Alliance Agreement. The term “Strategic Alliance Agreement” shall mean the collective reference to that certain Settlement Agreement and Strategic Alliance and Cross License Agreement, both dated of even date herewith, among RESI, Z. Kiss, Amelio and the Company.

Subsidiary. The term “Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

ARTICLE VI

MISCELLANEOUS

6.1.         Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by (a) the Buyer, with respect to such costs and expenses incurred by it, and (b) the Sellers, with respect to such costs and expenses incurred by the Sellers.

6.2.         Construction of this Agreement. All of the Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of interpretation arises, this Agreement and the other documents and instruments executed in connection with this Agreement shall be construed as if drafted jointly, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or such other documents and instruments. Any item disclosed on a disclosure schedule to this Agreement shall be deemed disclosed for and incorporated into all other disclosure schedules to which such item is applicable. The term “including” in this Agreement shall mean “including without limitation”. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “schedules” or “sections” herein shall be deemed to refer to the applicable disclosure schedule or section of this Agreement.

6.3.         Assignment. This Agreement and the rights and obligations of the Parties hereunder shall not be assigned, delegated or otherwise transferred by the Sellers without the prior written consent of the Company. The Company may assign its rights under this Agreement to purchase the Subject Shares to any one or more Persons providing Financing to the Company.

6.4.         Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the successors and permitted assigns of the respective Parties hereto.

6.5.         Amendments. No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the Parties (or, in the case of Sellers, the Sellers’ Agent) to this Agreement.

6.6.        Notices. All notices and other communications given under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally, (b) on the date of transmission, if sent via facsimile transmission to the facsimile number given below, and telephonic or written confirmation of receipt is obtained promptly after completion of transmission, (c) the Business Day after the date of delivery to a reputable and recognized next-day express courier service, or (d) three Business Days after (or, in the case of a notice or communication sent overseas, ten Business Days after) being mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Company, to:	Solar Thin Films, Inc.
505 Grove Street
Haddonfield, New Jersey 08033
	Attn:	Peter Lewis, Chief Executive Officer
	Tel:	(856) 673-1749
	Fax:	(609) 434-0602
	Email:	plewis@solarthinfilms.com

with a required copy to:	Hodgson Russ LLP
1540 Broadway
New York, New York 10036
	Attention:	Stephen A. Weiss, Esq.
	Tel:	(212) 751-4300
	Facsimile:	(212) 751-0928
	email:	sweiss@hodgsonruss.com

If to Sellers and Sellers Agent to:	Steven H. Gifis
as agent for Zoltan Kiss, Maria Gabriella Kiss
and Joseph Gregory Kiss
2705 Main Street,
Lawrenceville, NJ 08648
	Tel:	609-937-0484
	email:	shg68@aol.com

with a required copy to:	Day Pitney LLP
7 Times Square Tower
New York, New York 10036
	Attention:	Sabino (Rod) Rodiguez, III
	Tel:	(212) 297-2454
	Facsimile:	(718) 764-4356
	email:	srodriguez@daypitney.com

Such addresses may be changed, from time to time by means of a notice given in the manner provided in this Section (provided that no such notice shall be effective until it is received by the other Parties hereto).

6.7.        Consent to Jurisdiction. Each of Parties do hereby irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York sitting in New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement and the Transaction Documents or any transaction contemplated hereby or thereby, except in each case with respect to any matters related to title or possession of real property, and any other matters that are justiciable only under the jurisdiction of another court. Each of the Parties irrevocably consent to service of process out of such courts in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight courier or delivery service, to the Parties at their respective addresses set forth herein. Each of the Parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the full extent permitted by Applicable Law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum.

6.8.        Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and the Parties hereto shall negotiate in good faith to modify this Agreement, so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated.

6.9.        Waiver. Waiver of any term or condition of this Agreement by any Party shall be effective if in a writing signed by the Party (or, in the case of Sellers, the Sellers’ Agent) against whom such waiver is asserted. Any such waiver shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.10.      Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties to this Agreement and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

6.11.       Entire Agreement. This Agreement, including the disclosure schedules hereto and the other documents delivered pursuant to this Agreement, contains the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and understandings, oral or written, relating to such subject matter.

6.12.       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflicts of law principles of such state.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

/s/ Zoltan Kiss
ZOLTAN KISS

/s/ Gregory Joseph Kiss
GREGORY JOSEPH KISS

/s/ Maria Gabriella Kiss
MARIA GABRIELLA KISS

As the Sellers’ Agent

/s/ Steven H. Gifis
STEVEN H. GIFIS

SOLAR THIN FILMS, INC.

By	/s/ Robert M. Rubin
Name: Robert M. Rubin,
Title: Chairman and CFO